Filed Pursuant to Rule 433

Registration Statement No. 333-200722

September 26, 2017

THE CLOROX COMPANY

$400,000,000 3.100% SENIOR NOTES DUE 2027

Pricing Term Sheet

Issuer:	The Clorox Company

Principal Amount:	$400,000,000

Security Type:	Senior Notes

Legal Format:	SEC Registered

Trade Date:	September 26, 2017

Settlement Date:	September 28, 2017 (T+2)

Maturity Date:	October 1, 2027

Public Offering Price:	99.966% of the principal amount

Coupon:	3.100%

Yield to Maturity:	3.104%

Benchmark Treasury:	2.250% due August 15, 2027

Benchmark Treasury Price / Yield:	100-06 / 2.229%

Spread to Benchmark Treasury:	+87.5 basis points

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2018

Make-Whole Call:	T+15 basis points prior to July 1, 2027 (the date that is three months prior to the maturity date of the notes).

Par Call:	On or after July 1, 2027 (the date that is three months prior to the maturity date of the notes), we may redeem all or any portion of the notes at our option at any time at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

CUSIP / ISIN:	189054 AV1/ US189054AV17

Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC MUFG Securities Americas Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.

Junior Co-Managers:	Blaylock Van, LLC BNP Paribas Securities Corp. Loop Capital Markets LLC Scotia Capital (USA) Inc.

Ratings (Moody’s / S&P):	Baa1 (stable outlook) / A- (stable outlook)

The securities ratings are made by the rating agencies and not the issuer or underwriters and a securities rating is not a recommendation by the rating agency, the issuer or the underwriters to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement and prospectus from Citigroup Global Markets Inc. by calling 1-800-831-9146, Morgan Stanley & Co. LLC by calling 1-866-718-1649, MUFG Securities Americas Inc. by calling 1-877-649-6848 or Wells Fargo Securities, LLC by calling 1-800-645-3751.